Exhibit 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2009 relating to the financial statements, the financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Constellation Energy Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2009 relating to the financial statements and financial statement schedule, which appears in Baltimore Gas and Electric Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, Maryland

March 2, 2009